SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                SCHEDULE 13G/A

			       (Amendment No. 3)*

		   Under the Securities Exchange Act of 1934




		                Oceanaut, Inc.
			       (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  675227102
                               (CUSIP Number)

                              March 10, 2008
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
                              [X]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Continued on following pages
                              (Page 1 of 28 Pages)
                             Exhibit List: Page 26

CUSIP No. 675227102                 13G                   Page 2 of 28 Pages



____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________

     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         558,823
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         558,823
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  558,823
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   2.28%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 3 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND IV, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          102,851
OWNED BY       ______________________________________________________________

EACH          (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          102,851
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   102,851
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.42%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 4 of 28 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          1,264,575
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                         1,264,575
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,264,575
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.15%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 5 of 28 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         250,809
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         250,809
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   250,809
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.02%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 6 of 28 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND V, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           108,523
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            108,523
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     108,523
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.44%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 7 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VI, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           52,229
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            52,229
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     52,229
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.21%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 8 of 28 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VII, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           30,926
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            30,926
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     30,926
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.13%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 9 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VIII, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
 								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          96,253
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          96,253
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   96,253
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.39%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 10 of 28 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND IX, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           152,993
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            152,993
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     152,993

_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.62%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 11 of 28 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,617,982
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          2,617,982
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     2,617,982
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    10.66%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     IA;PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 12 of 28 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         2,617,982
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           2,617,982
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      2,617,982
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     10.66%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 13 of 28 Pages

____________________________________________________________________________




     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ADVISORS, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         661,674
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           661,674
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    661,674
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.69%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 675227102                 13G                   Page 14 of 28 Pages

____________________________________________________________________________
* The Schedule 13G filed February 13, 2008 is hereby amended and restated by this Amendment No. 3 to the Schedule 13G.


Item 1(a).     NAME OF ISSUER:

                Oceanaut, Inc. (the "Issuer").



Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                17th Km National Road
		Athens-Lamia & Finikos Street
                145 64 Nea Kifisia
                Athens, Greece



Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:

(i)    Satellite Fund II, L.P. ("Satellite II");
(ii)   Satellite Fund IV, L.P. ("Satellite IV");
(iii)  Satellite Overseas Fund, Ltd. ("Satellite Overseas")
(iv)   The Apogee Fund, Ltd. ("Apogee");
(v)    Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
(vi)   Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
(vii)  Satellite Overseas Fund VII, Ltd. ("Satellite Overseas VII");
(viii) Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
(ix)   Satellite Overseas Fund IX, Ltd. ("Satellite Overseas IX");
(xi)   Satellite Asset Management, L.P. ("Satellite Asset Management");
(xii)  Satellite Fund Management LLC ("Satellite Fund Management"); and
(xiii) Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i)
Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VII, Satellite Overseas VIII, and Satellite Overseas IX (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same Executive Committee that make investment decisions on behalf of the Satellite Funds and investment decisions made by such Executive Committee, when necessary, are made through approval of a majority of Executive Committee members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     	       The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. 675227102                 13G                   Page 15 of 28 Pages

____________________________________________________________________________



Item 2(c).     CITIZENSHIP:


   1) Satellite II is a Delaware limited partnership;

   2) Satellite IV is a Delaware limited partnership;

   3) Satellite Overseas is a Cayman Islands exempted company;

   4) Apogee is a Cayman Islands exempted company;

   5) Satellite Overseas V is a Cayman Islands exempted company;

   6) Satellite Overseas VI is a Cayman Islands exempted company;

   7) Satellite Overseas VII is a Cayman Islands exempted company;

   8) Satellite Overseas VIII is a Cayman Islands exempted company;

   9) Satellite Overseas IX is a Cayman Islands exempted company;

   10) Satellite Asset Management is a Delaware limited partnership;

   11) Satellite Fund Management is a Delaware limited liability company; and

   12) Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.0001 par value per share (the "Shares").

Item 2(e).     CUSIP NUMBER:

               675227102

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

CUSIP No. 675227102                 13G                   Page 16 of 28 Pages

____________________________________________________________________________



          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [X]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  []

CUSIP No. 675227102                 13G                   Page 17 of 28 Pages

____________________________________________________________________________

Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon the 24,562,500 shares of Common Stock issued and outstanding as of November 9, 2007 as described in the Issuer's Form 10-Q filed on November 9, 2007.




         Satellite Fund II, L.P.
         --------------------------
         (a)	 Amount beneficially owned: 558,823

	 (b)     Percent of class: 2.28%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote              0
         	(ii)      Shared power to vote or to direct the vote  558,823
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                     0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                              558,823


          Satellite Fund IV, L.P.
          ------------------------------
         (a)	 Amount beneficially owned: 102,851

	 (b)     Percent of class: 0.42%

         (c)     Number of shares as to which the person has:

         	(i)    Sole power to vote or direct the vote                0
         	(ii)   Shared power to vote or to direct the vote     102,851
         	(iii)  Sole power to dispose or to direct the
                       disposition of                                       0
        	(iv)   Shared power to dispose or to direct the
                       disposition of                                 102,851

CUSIP No. 675227102                 13G                   Page 18 of 28 Pages

____________________________________________________________________________



         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 1,264,575

	 (b)     Percent of class: 5.15%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote  1,264,575
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                              1,264,575


         The Apogee Fund, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 250,809

	 (b)     Percent of class: 1.02%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    250,809
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                250,809


         Satellite Overseas Fund V, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned:  108,523

	 (b)     Percent of class: 0.44%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote     108,523
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                 108,523

CUSIP No. 675227102                 13G                   Page 19 of 28 Pages

____________________________________________________________________________





        Satellite Overseas Fund VI, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 52,229

	 (b)     Percent of class:  0.21%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote     52,229
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                 52,229


         Satellite Overseas Fund VII, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 30,926

	 (b)     Percent of class: 0.13%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote      30,926
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                  30,926



          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 96,253

	 (b)     Percent of class: 0.39%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote      96,253
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                  96,253

CUSIP No. 675227102                 13G                   Page 20 of 28 Pages

____________________________________________________________________________



          Satellite Overseas Fund IX, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 152,993

	 (b)     Percent of class: 0.62%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote     152,993
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                 152,993





	   Satellite Asset Management, L.P.
         ---------------------------------
         (a)	 Amount beneficially owned: 2,617,982

	 (b)     Percent of class:  10.66%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote  2,617,982
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                              2,617,982

CUSIP No. 675227102                 13G                   Page 21 of 28 Pages

____________________________________________________________________________




	   Satellite Fund Management LLC
         --------------------------
         (a)	 Amount beneficially owned:  2,617,982

	 (b)     Percent of class:  10.66%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote  2,617,982
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                              2,617,982


      Satellite Advisors, L.L.C.
         --------------------------
         (a)	 Amount beneficially owned: 661,674

	 (b)     Percent of class:  2.69%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    661,674
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                661,674



     Satellite Asset Management, Satellite Fund Management and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. 675227102                 13G                   Page 22 of 28 Pages

____________________________________________________________________________



Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

	    As of December 31, 2007, the following entities may be deemed to be the beneficial owners of less than 5% of the Shares:
	    (i) Satellite II; (ii) Satellite IV; (iii) Satellite Overseas;
	    (iv) Apogee; (v) Satellite Overseas V; (vi) Satellite Overseas
	    VI; (vii) Satellite OVerseas VII; (viii) Satellite OVerseas VIII;
	    (ix) Satellite Overseas IX; (x) SSFP; and (xi) Satellite Advisors and shall cease to be Reporting Persons. Subsequent filings will be made only by persons that may be deemed to have beneficial ownership of more than 5% of the Shares.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Satellite Asset Management and Satellite Fund Management have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of the Satellite Funds.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with oras a participant in any transaction having that purpose or effect.

CUSIP No. 675227102                 13G                   Page 23 of 28 Pages

____________________________________________________________________________


				SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





DATED:  March 18, 2008 	        	SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  March 18, 2008       	       SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  March 18, 2008	  	       SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 675227102                 13G                   Page 24 of 28 Pages

____________________________________________________________________________




DATED:  March 18, 2008       	      THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008               SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008         	     SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 675227102                 13G                   Page 25 of 28 Pages

____________________________________________________________________________


DATED:  March 18, 2008               SATELLITE OVERSEAS FUND IX, LTD.
                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel




DATED:  March 18, 2008               SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  March 18, 2008               SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  March 18, 2008               SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. 675227102                 13G                   Page 26 of 28 Pages

____________________________________________________________________________

				EXHIBIT A

			JOINT FILING AGREEMENT


     The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Oceanaut, Inc. dated as of March 18, 2008, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.





DATED:  March 18, 2008              SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  March 18, 2008              SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 675227102                 13G                   Page 27 of 28 Pages

____________________________________________________________________________



DATED:  March 18, 2008              THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  March 18, 2008              SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. 675227102                 13G                   Page 28 of 28 Pages

____________________________________________________________________________




DATED:  March 18, 2008      	        SATELLITE OVERSEAS FUND IX, LTD.

                                    By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                    By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel




DATED:  March 18, 2008               SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  March 18, 2008               SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  March 18, 2008               SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact